EXHIBIT 99.2


 Contact For Reckson:          Contact For Tower:      Contact for Crescent:
 George Sard/Paul Caminiti/    Robert Siegfried        Gerald W. Haddock
 Heather Reeves                Kekst and Company       President & CEO
 Sard Verbinnen & Co           212/521-4832            817/321-1444
 212/687-8080


              RECKSON ASSOCIATES, CRESCENT REAL ESTATE AND TOWER
                 REALTY ANNOUNCE REVISED MERGER AGREEMENT


 MELVILLE, N.Y., AND NEW YORK AND FORT WORTH, TEXAS--DEC. 8, 1998-- Reckson Associates Realty Corp. (NYSE: RA), Crescent Real Estate Equities Company (NYSE: CEI) and Tower Realty Trust, Inc. (NYSE: TOW) today said they have replaced their previously announced merger agreement. The revised agreement provides for Metropolitan Partners LLC ("Metropolitan"), an entity controlled by Reckson in which Crescent holds an interest, to acquire Tower for a combination of cash and a new Reckson equity security. Under the original agreement announced on July 9, 1998, Metropolitan, which at that time was a 50/50 joint venture with Crescent, would have acquired Tower for $24 per share in cash.

 Under the terms of the revised transaction, each Tower share will be exchanged for $5.75 in cash and 0.6273 of a newly issued Reckson Class B common share. Tower shareholders can elect to receive a higher proportion of stock or cash, subject to proration. Each share of Reckson Class B common stock will be convertible at any time into existing Reckson common stock on a one-for-one basis. Reckson common stock closed at $23.31 today. The Class B shares will pay an initial cash dividend of $2.24 per share, resulting in an initial yield of 8.15%, based on a notional value of $27.50 per Class B share. The initial cash dividend on the Class B shares will be adjusted annually beginning in year two by a percentage equal to 70% of the cumulative percentage change in Reckson's funds from operations (FFO) per share above the base year (FFO) per share. Each Class B share can be redeemed by Reckson for one Reckson common share beginning at the end of 4 1/2 years. Under the agreement, Reckson will also assume approximately $300 million in Tower debt, some of which is expected to be refinanced. In addition, Metropolitan has today purchased $40 million of convertible preferred stock of Tower for $18.44 per share. The preferred stock will initially have a dividend equal to the dividend on the Tower common stock (currently $1.69 per share), resulting in a yield of 9.16%.

 Metropolitan has been restructured whereby Reckson now owns a 100% common equity interest and Crescent will own an $85 million convertible preferred interest. Crescent's investment will have a preference of 7.5% for a two year period and may be redeemed by Metropolitan at any time during that period for $85 million, plus an amount sufficient to provide a 9.5% internal rate of return. If Metropolitan does not redeem the preferred interest upon expiration of the two year period, then Crescent must convert the interest either into (i) a common equity interest in Metropolitan or
 (ii) shares of common stock of Reckson at a conversion price of $24.61. In connection with the revised transaction, Tower, Reckson and Crescent have agreed to exchange mutual releases for any claims relating to the previous agreement.

 The transaction is expected to close in the first quarter of 1999, subject to the approval of Tower shareholders. A vote of Reckson shareholders will determine whether the transaction will be structured as outlined above or a more leveraged structure, in which approximately one-third of the Class B shares will be replaced with 7% senior unsecured 10-year notes, will be utilized. Reckson's Board is recommending that its shareholders approve the issuance of the additional Class B shares rather than the more leveraged structure.

 Tower's 2.3 million square feet of prime New York City office space will complement Reckson's 22 million square feet of Class A suburban office and industrial properties, enhancing Reckson's position as one of the largest owners and managers of commercial real estate in the New York metropolitan area. Reckson estimates that it is purchasing Tower's assets at an approximate 40% discount to replacement cost, an anticipated net operating income (NOI) yield in excess of 9.1% and an FFO yield in excess of 10.1%. Reckson believes the transaction will strengthen its capital structure and will be meaningfully accretive to Reckson's FFO.

 Scott Rechler, Reckson's President and Chief Operating Officer, said, "We are very pleased to have been able to negotiate a new agreement on terms that are beneficial to all parties. This innovative structure enables Reckson to issue common securities at an 18% premium to our closing common stock price at a time of overall market illiquidity. Acquiring Tower on these terms will give Reckson the initial presence and capital structure necessary to launch our New York City platform." Scott Rechler added, "Metropolitan will be structured in a manner similar to existing Reckson divisions in Long Island, Westchester County, Southern Connecticut and New Jersey. We intend to recruit an experienced local management team, including a managing director and high-caliber leasing, operations and asset management professionals."

 Gerald W. Haddock, Crescent's President and Chief Executive Officer, stated, "We are pleased to have resolved the issues presented in the original transaction and to continue our participation in Metropolitan through a preferred investment which provides Crescent with a preferred return as well as an opportunity to participate along with Reckson in the upside created by Metropolitan's consolidation platform for the New York market."

 Reckson plans to sell Tower's non-New York assets, comprised of 1.9 million square feet of existing properties located in Phoenix, Tucson and Orlando, a 160,000 square foot office building under development in Phoenix, and 40 acres of undeveloped land in Phoenix, on timing and terms intended to maximize value to Metropolitan.

 Lester S. Garfinkel, Tower's Chief Financial Officer and Executive Vice President for Finance and Administration, stated, "The Board and management of Tower have been committed to achieving a transaction that serves the best interest of Tower shareholders. With this transaction, Tower shareholders are able to realize both a cash return and the ability to participate in the future of the combined entity. We are pleased that the parties were able to resolve our differences and that we are moving forward with this compelling combination."

 "We have spent the last three years expanding the Reckson franchise in the surrounding tri-state area suburban marketplace," said Donald Rechler, Reckson's Chairman and Chief Executive Officer. "This transaction adds the valuable New York City marketplace, which will create operating and leasing synergies with our suburban markets, thereby increasing the overall value of the Reckson franchise and positioning the Company for further growth. Given Manhattan's unique supply and demand characteristics, the enormous size of the market with over 340 million square feet of office space, and highly fragmented ownership, we believe that this transaction will provide Reckson with substantial new opportunities."

 Tower Realty Trust is a self-managed real estate investment trust engaged in the development, acquisition, ownership, renovation, management and leasing of office properties. Tower Realty Trust owns interests in 25 buildings with an aggregate of approximately 4.6 million square feet in the Manhattan, Phoenix/Tucson and Orlando markets, with two-thirds of the Company's rental stream derived from its Manhattan office properties. In addition, the Company owns or has options to acquire approximately 50 acres of land upon which it can build 2.2 million square feet.

 Crescent is a fully integrated real estate company which owns through its subsidiaries a portfolio of real estate assets, consisting of 89 office properties and 7 retail properties totaling 32.6 million square feet, a 38% interest in 97 refrigerated warehouse facilities, 90 behavioral healthcare facilities, 7 full-service hotels totaling 2,257 rooms, 2 destination health and fitness resorts, and economic interests in 5 residential development corporations. The office and retail properties are located primarily in 17 metropolitan submarkets in Texas.

 Reckson is a self-administered and self-managed real estate investment trust specializing in acquisition, leasing, financing, management, and development of office and industrial properties. Reckson is one of the largest publicly traded owners and managers of Class A suburban office and industrial properties in the New York Tri-State area, with properties comprising approximately 22 million square feet either owned or under contract. Reckson's growth strategy is focused on the New York Tri-State area. Since the completion of its initial public offering in May 1995, excluding this transaction Reckson has acquired or contracted to acquire approximately $1.3 billion of properties comprising approximately 17.5 million square feet of space.

 Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws, and the transactions contemplated herein are subject to certain closing conditions. Although Reckson, Crescent and Tower believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from Reckson, Crescent and Tower expectations include changes in real estate conditions (including rental rates and competing properties) or in industries in which their principal tenants compete, failure to consummate anticipated transactions, timely leasing of unoccupied square footage, timely releasing of occupied square footage upon expiration, finding acquisition opportunities which meet their investment strategy and other risks detailed from time to time in the Reckson, Crescent and Tower reports filed with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.


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